GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
REPORTS SALES AND EARNINGS
FOR THE FIRST QUARTER ENDED MARCH 31, 2019

- Sales of $4.7 billion, Up 3.3% -
- Diluted EPS $1.09 and Adjusted EPS $1.28 Excluding Transaction and Other Costs -
- Company Reaffirms 2019 Revenue and Earnings Outlook --

Atlanta, Georgia, April 18, 2019 -- Genuine Parts Company (NYSE: GPC) announced today sales and earnings for the first quarter ended March 31, 2019.

Sales for the first quarter ended March 31, 2019 were $4.7 billion, a 3.3% increase compared to $4.6 billion for the same period in 2018. Total sales for the first quarter included 3.3% comparable growth, approximately 2% from acquisitions, and an approximate 2% negative impact from foreign currency translation. Net income for the first quarter was $160.3 million and earnings per share on a diluted basis were $1.09. Before the impact of realized currency losses and transaction and other costs primarily related to the sale of the Grupo Auto Todo business in Mexico, adjusted net income was $187.2 million, or $1.28 per diluted share.

First quarter sales for the Automotive Parts Group were up 2.3%, including a 3.1% comparable sales increase, a 2.9% benefit from acquisitions and an unfavorable foreign currency translation of 3.4%. In addition, automotive sales were impacted by 0.3% due to the sale of Grupo Auto Todo. Sales for the Industrial Parts Group were up 5.7%, including a 4.2% comparable sales increase, 1.8% from acquisitions, and a slightly unfavorable foreign currency translation. Sales for the Business Products Group were up 1.0%, consisting primarily of comparable sales growth.

Paul Donahue, President and Chief Executive Officer, commented, “We were pleased to produce another quarter of positive sales comps across each of our business segments while also benefiting from the favorable impact of ongoing strategic acquisitions. Our sales performance was indicative of the continued improvement in our U.S. automotive business and the steady growth we continue to generate in our Australasian and Canadian operations. Our strength in these areas offset the pressure on our core automotive results in Europe related to mild winter weather and economic considerations. Our industrial business remains strong and we made further progress in stabilizing the Business Products Group. Overall, we performed in-line with our expectations for the first quarter, despite the headwinds of foreign currency translation and one less selling day, and remain confident in the additional growth opportunities we see for GPC."

(Cont.)

Mr. Donahue concluded, "We enter the second quarter of 2019 focused on the further strengthening of our global platform, driving strong and sustainable sales growth and improving our operating results. As always, we plan to support these objectives with a strong balance sheet, continued strong cash flows and effective capital allocation. We believe our focus in these areas will create significant value for our shareholders."

2019 Outlook

The Company is reaffirming its full year 2019 sales and earnings guidance and continues to expect sales to increase 3% to 4%, or up an adjusted 4% to 5% before an expected headwind from currency translation of 1%. The Company expects diluted earnings per share to range from $5.56 to $5.71 and is reiterating its outlook for adjusted diluted earnings per share, which excludes any first quarter and future transaction and other costs, of $5.75 to $5.90, or $5.81 to $5.96 adjusted for the impact of the 1% currency headwind. Additionally, the Company continues to expect a tax rate of approximately 25% in 2019.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles ("GAAP"). These items include adjusted net income and adjusted diluted earnings per share. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted net income and adjusted diluted earnings per share provides meaningful supplemental information to both management and investors that is indicative of the Company's core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure following the financial statements below.

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. Eastern time to discuss the results of the quarter and the future outlook. Interested parties may listen to the call on the Company’s website, www.genpt.com, by clicking “Investors,” or by dialing 877-407-0789, conference ID 13689066. A replay will also be available on the Company’s website or at 844-512-2921, conference ID 13689066, two hours after the completion of the call until 12:00 a.m. Eastern time on May 2, 2019.

Forward Looking Statements

Some statements in this report, as well as in other materials we file with the Securities and Exchange Commission ("SEC") or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to the anticipated strategic benefits, synergies and other attributes resulting from acquisitions, as well as future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services.

The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, the Company’s ability to successfully integrate acquired companies into the Company, including the challenges associated with the integration of processes to ensure the adequacy of our internal controls in regard to the Alliance Automotive Group business, and to realize the anticipated synergies and

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benefits; changes in the European aftermarket; the Company’s ability to successfully implement its business initiatives in each of its three business segments; slowing demand for the Company’s products; changes in national and international legislation or government regulations or policies, including new import tariffs and data security policies and requirements; changes in general economic conditions, including unemployment, inflation (including the impact of potential tariffs) or deflation and the United Kingdom’s referendum to exit from the European Union, commonly known as Brexit; changes in tax policies; volatile exchange rates; volatility in oil prices; significant cost increases, such as rising fuel and freight expenses; labor shortages; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; the ability to maintain favorable vendor arrangements and relationships; disruptions in our vendors’ operations, including the impact of tariffs and trade considerations on their operations and output, as required to meet product demand; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; the uncertainties and costs of litigation; disruptions caused by a failure or breach of the Company’s information systems, as well as other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for 2018 and from time to time in the Company’s subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany and Poland.  The Company also distributes industrial replacement parts and electrical specialty materials in the U.S., Canada and Mexico through its Industrial Parts Group.  S.P. Richards Company, the Business Products Group, distributes a variety of business products in the U.S. and Canada.  Further information is available at www.genpt.com.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Senior Vice President - Investor Relations – (678) 934-5628

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GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,
(in thousands, except per share data)	2019	2018
Net sales	$4,736,833	$4,586,294
Cost of goods sold	3,228,665	3,150,487
Gross profit	1,508,168	1,435,807
Operating expenses:
Selling, administrative and other expenses	1,197,220	1,133,771
Depreciation and amortization	61,977	58,363
Provision for doubtful accounts	3,969	2,701
Total operating expenses	1,263,166	1,194,835
Non-operating expenses (income):
Interest expense	23,883	24,109
Other	9,607	(12,456)
Total non-operating expenses (income)	33,490	11,653
Income before income taxes	211,512	229,319
Income taxes	51,262	52,743
Net income	$160,250	$176,576
Basic net income per common share	$1.10	$1.20
Diluted net income per common share	$1.09	$1.20
Dividends declared per common share	$.7625	$.7200
Weighted average common shares outstanding	145,981	146,727
Dilutive effect of stock options and non-vested restricted stock awards	713	595
Weighted average common shares outstanding – assuming dilution	146,694	147,322

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GENUINE PARTS COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2019	2018
Net sales:
Automotive	$2,622,345	$2,564,259
Industrial	1,635,423	1,547,944
Business products	479,065	474,091
Total net sales	$4,736,833	$4,586,294
Operating profit:
Automotive	$179,228	$184,706
Industrial	121,028	112,191
Business products	21,220	21,601
Total operating profit	321,476	318,498
Interest expense, net	(23,029)	(23,307)
Intangible asset amortization	(22,584)	(21,403)
Corporate expense (1)	(64,351)	(44,469)
Income before income taxes	$211,512	$229,319

(1)
Includes $34,114 of expense for the three months ended March 31, 2019 from realized currency losses and transaction and other costs. The realized currency losses of $27,037 resulted from the March 7, 2019 sale of Grupo Auto Todo, a Mexican subsidiary within Automotive.

Includes $13,009 for the three months ended March 31, 2018, in transaction and other costs related to the November 2017 Alliance Automotive Group ("AAG") acquisition and the attempted spin-off of the Business Products Group (the attempted spin-off was subsequently terminated in September 2018).

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GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share and per share data)	March 31, 2019	March 31, 2018
Assets
Current assets:
Cash and cash equivalents	$356,925	$325,973
Trade accounts receivable, less allowance for doubtful accounts	2,741,916	2,641,151
Merchandise inventories, net	3,684,580	3,772,919
Prepaid expenses and other current assets	1,102,970	841,569
Total current assets	7,886,391	7,581,612
Goodwill	2,192,143	2,202,634
Other intangible assets, less accumulated amortization	1,449,852	1,415,792
Deferred tax assets	21,178	39,830
Property, plant and equipment, less accumulated depreciation	1,044,788	931,288
Operating lease assets	953,553	—
Other assets	522,625	588,238
Total assets	$14,070,530	$12,759,394

Liabilities and equity
Current liabilities:
Trade accounts payable	$4,058,211	$3,773,149
Current portion of debt	1,032,382	751,614
Dividends payable	111,355	105,649
Other current liabilities	1,343,386	1,127,060
Total current liabilities	6,545,334	5,757,472
Long-term debt	2,389,244	2,564,111
Operating lease liabilities	716,677	—
Pension and other post–retirement benefit liabilities	222,415	200,253
Deferred tax liabilities	194,178	184,383
Other long-term liabilities	429,850	491,794

Equity:
Common stock	146,064	146,738
Additional paid-in capital	77,424	67,550
Retained earnings	4,517,430	4,115,049
Accumulated other comprehensive loss	(1,189,987)	(819,258)
Total parent equity	3,550,931	3,510,079
Noncontrolling interests in subsidiaries	21,901	51,302
Total equity	3,572,832	3,561,381
Total liabilities and equity	$14,070,530	$12,759,394

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GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2019	2018
Operating activities:
Net income	$160,250	$176,576
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,977	58,363
Share-based compensation	6,010	3,686
Excess tax benefits from share-based compensation	(3,812)	(2,517)
Realized currency losses on divestiture	27,037	—
Changes in operating assets and liabilities	(189,732)	(97,741)
Net cash provided by operating activities	61,730	138,367
Investing activities:
Purchases of property, plant and equipment	(45,621)	(31,633)
Acquisition of businesses and other investing activities	(138,417)	(38,588)
Net cash used in investing activities	(184,038)	(70,221)
Financing activities:
Proceeds from debt	1,350,002	1,201,441
Payments on debt	(1,092,115)	(1,153,750)
Share-based awards exercised	(6,839)	(4,176)
Dividends paid	(105,369)	(99,000)
Net cash provided by (used in) financing activities	145,679	(55,485)
Effect of exchange rate changes on cash and cash equivalents	7	(1,587)
Net increase in cash and cash equivalents	23,378	11,074
Cash and cash equivalents at beginning of period	333,547	314,899
Cash and cash equivalents at end of period	$356,925	$325,973

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GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME
(UNAUDITED)

	Three Months Ended March 31,
(in thousands, except per share data)	2019	2018
GAAP net income	$160,250	$176,576
Diluted net income per common share	$1.09	$1.20

Adjustments:
Realized currency losses	$27,037	$—
Transaction and other costs	7,077	13,009
Tax impact of adjustments	(7,150)	(3,126)
Adjusted net income	$187,214	$186,459
Adjusted diluted net income per common share	$1.28	$1.27

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF 2019 FORECASTED GAAP NET INCOME TO FORECASTED ADJUSTED NET INCOME
(UNAUDITED)

(in thousands, except per share data)	Low End	High End
Forecasted GAAP net income	$814,000	$836,000
Forecasted diluted net income per common share	$5.56	$5.71

Add forecasted after-tax adjustments:
Forecasted transaction and other costs	26,964	26,964
Forecasted adjusted net income	$840,964	$862,964
Forecasted adjusted diluted net income per common share	$5.75	$5.90